UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2006

Washington, D.C. 20549

GRAN TIERRA ENERGY, INC.
(f/k/a GOLDSTRIKE INC.)

(Exact name of registrant as specified in its charter)

Nevada	333-111656	98-0479924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada	T2R 0B2
(Address of principal executive offices)	(Zip Code)

(403) 265-3221
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 3, 2006, Gran Tierra Energy Inc. (the “Company”) announced an agreement in principle with Argosy Energy International (“Argosy”), entered into on March 31, 2006, pursuant to which the Company shall acquire Argosy. Argosy holds a diverse portfolio of producing properties, drill-ready prospects and exploration acreage in Colombia. Argosy's oil production averaged 1,140 barrels per day (net before royalty) during the fourth quarter of 2005. Argosy’s remaining proven reserves at December 31 2005 are estimated at 2.80 million barrels with probable reserves of 1.63 million barrels according to independent estimates (all net before royalty). Royalty rates are 20% and 8% for Argosy’s producing properties. Argosy's net land position is approximately 153,000 acres.

Terms of the acquisition include a payment of $37.5 million cash plus $3.5 million paid in common shares of the Company and certain overriding and net profit interests in the acquired assets valued at $1 million. Closing is scheduled to occur on or prior to May 31, 2006 (and in any event within 60 days of the parties’ entry into definitive acquisition agreement), and is subject to customary closing conditions. If the Company is unable or unwilling to complete the transaction for certain, limited reasons, the Company will be required to pay to the sellers a breakup fee of $3.5 million, payable in either cash or common stock, at the Company’s option.

The agreement to acquire Argosy is the Company’s third acquisition agreement since February 15, 2006. Upon completion of the announced acquisitions, the Company's share of production is expected to increase to approximately 2,600 barrels of oil equivalent per day from the current 330 barrels per day; remaining proven reserves are estimated to increase to approximately 6.5 million barrels of oil equivalent (all before royalty, natural gas conversion 20:1) and the Company’s land inventory is expected to increase to 1.7 million net acres. Utilizing a 6:1 conversion for natural gas, net production before royalty is expected to reach 3,600 barrels of oil equivalent per day, and remaining proven reserves are estimated at 9.2 million barrels of oil equivalent.

On April 3, 2006, the Company issued a press release to announce its agreement to make the above acquisition. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of the Company dated April 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy, Inc.

By:	/s/ James Hart
Name: James Hart Title: Chief Financial Officer

Date: April 7, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated April 3, 2006